Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	November 1, 2018 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

EARNINGS FOR THE THIRD QUARTER 2018

SAN JOSE, CA  —  California Water Service Group (NYSE: CWT) today announced net income of $34.4 million or $0.72 earnings per diluted common share for the third quarter of 2018, compared to net income of $33.8 million or $0.70 earnings per diluted common share for the third quarter of 2017.

The $0.6 million increase in net income was driven primarily by aggregate rate increases of $4.4 million, reflecting general rate increases net of California’s cost of capital decision. Other factors increasing net income included a $1.1 million reduction in write-offs of unrecoverable capital costs and an increase in tax benefits of $0.9 million.   The increases to net income were partially offset by a $1.8 million increase in depreciation and amortization, employee wage increases of $1.5 million, a $1.3 million increase in new business expenses, and a $1.7 million increase in interest expense.

“Our results for the third quarter were in line with expectations,” said President and Chief Executive Officer Martin A. Kropelnicki.

“During the quarter, we had the Mendocino Complex wildfire, the largest in California history, threatening one of our service areas. We activated our emergency operations center for two weeks, staffed around the clock, to provide resources to firefighters and help protect our customers’ property. I’m so proud of our dedicated employees who kept the water flowing while dealing with the risk to themselves and their families from the fire,” he said.

“Finally, I am pleased that we continued our efforts in the quarter to complete capital programs to bring clean, reliable water service to customers. We now anticipate our capital investment for the year will be in the range of $240 to $260 million. Towards that goal, we successfully raised $300 million in first mortgage bonds in the quarter to refinance our California Water Service Company (Cal Water) line of credit. The refinancing supports planned improvements to transmission and distribution pipelines, which are necessary to upgrade aging water systems, to enable the delivery of safe, reliable, and high-quality water supply for both our customers’ everyday needs and for emergency use by firefighters and other first responders,” said President and Chief Executive Officer Martin A. Kropelnicki.

Additional Financial Results for the Third Quarter of 2018

Total revenue increased 3.4% to $219.0 million in the third quarter of 2018 compared to $211.7 million in the third quarter of 2017.  The increase was mostly due to aggregate rate increases of $4.4 million, reflecting general rate increases net of the reduction for California’s cost of capital decision.  In addition, balancing account adjustments added $1.5 million and deferred revenue adjustments added $1.5 million.

Total operating expenses increased $4.1 million, or 2.5%, to $173.4 million in the third quarter of 2018 compared to $169.3 million in the third quarter of 2017.

Water production expenses increased $3.5 million, or 4.7%, to $78.8 million in the third quarter of 2018 compared to $75.3 million in the third quarter of 2017, primarily due to increases in purchased water quantities and higher wholesale water rates.  The California revenue decoupling mechanisms record an increase to revenue equal to the increase in California water production costs.

Administrative and general and other operations expenses increased $4.4 million to $48.4 million in the third quarter of 2018, primarily due to increases in employee wage and benefit costs and uninsured losses associated with operations.  Changes in employee pension benefits and employee and retiree medical costs for regulated California operations generally do not affect earnings, as the Company is allowed by the California Public Utilities Commission (CPUC) to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Maintenance expenses increased $0.7 million, or 11.7%, to $6.8 million in the third quarter of 2018, due to increased costs for repairs of transmission and distribution mains and services.

Income taxes decreased $6.9 million primarily due to a decrease in the corporate federal income tax rate from 35 percent to 21 percent, effective January 1, 2018, an increase in tax benefits of $0.9 million, and a decrease in pre-tax income.  The Company estimates its combined effective income tax rate for 2018 in the range of 22 to 25 percent.

Depreciation and amortization expenses increased $1.8 million, to $21.0 million, in the third quarter of 2018, as compared to $19.2 million in the third quarter of 2017, due to a record increase in utility plant investment in 2017.

Net other loss, net of income tax benefits, increased $0.8 million in 2018, primarily due to $1.3 million of expenses associated with new business acquisition efforts.

Year-to-Date Results

For the nine-month period ended September 30, 2018, net income was $44.9 million or $0.93 earnings per diluted common share, compared to net income of $53.5 million or $1.11 earnings per diluted common share for the nine-month period ended September 30, 2017.

The $8.6 million decrease in net income was primarily the result of $5.1 million increase in expenses associated with new business development, increase of $5.0 million in depreciation and amortization, employee wage increases of $4.0 million, and an increase of $3.5 million in interest expense.  In addition, there were other changes driven primarily by factors outside our immediate control that decreased net income, including a $2.7 million reduction in unbilled revenue accrual and a net $0.5 million decrease in the valuation of our benefit plan investments due to changes in market valuation offset by life insurance proceeds.  These decreases to net income were partially offset by aggregate rate increases of $10.8 million, reflecting general rate increases net of California’s cost of capital decision.

Water System Improvements

During the first nine months of 2018, the total company-funded and developer-funded capital investment was $212.9 million, an increase of $32.5 million, or 18.0%, compared to $180.4 million in the first nine months of 2017. The increase was primarily due to Cal Water projects constructed to treat 35 wells to remove 1,2,3 trichloropropane (TCP).

California Revenue Decoupling Mechanisms

The under-collected net receivable balance in the Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA) was $60.0 million as of September 30, 2018, a decrease of 13.2%, or $9.1 million, from the balance of $69.1 million as of December 31, 2017. Cal Water used its CPUC-authorized Sales Reconciliation Mechanism (SRM) to adjust its adopted sales forecast for 2018.

Other Information

All stockholders and interested investors are invited to listen to the third quarter 2018 conference call, which will be held today at 11:00 a.m. ET, by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID# 9442499.  A replay of the call will be available from 2:00 p.m. ET on Thursday, November 1, 2018 through January 1, 2019, at 1-855-859-2056 or 1-404-537-3406, ID# 9442499.  The replay will also be available under the investor relations tab at www.calwatergroup.com. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki and Vice President and Chief Financial Officer Thomas F. Smegal. Prior to the call, the Company will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/docs/2018q3slides.pdf  after 6:00 a.m. PDT.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	September 30,	December 31
(In thousands, except per share data)	2018	2017
ASSETS
Utility plant:
Utility plant	$3,169,726	$2,970,179
Less accumulated depreciation and amortization	(983,984)	(922,214)
Net utility plant	2,185,742	2,047,965
Current assets:
Cash and cash equivalents	66,421	94,776
Receivables:
Customers	50,785	32,451
Regulatory balancing accounts	37,973	36,783
Other	20,903	16,464
Unbilled revenue	40,318	29,756
Materials and supplies at weighted average cost	6,563	6,463
Taxes, prepaid expenses, and other assets	12,576	11,180
Total current assets	235,539	227,873
Other assets:
Regulatory assets	388,300	401,147
Goodwill	2,615	2,615
Other assets	64,666	60,775
Total other assets	455,581	464,537
TOTAL ASSETS	$2,876,862	$2,740,375

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 48,068 and 48,012 outstanding in 2018 and 2017, respectively	$481	$480
Additional paid-in capital	336,960	336,229
Retained earnings	374,593	356,753
Total common stockholders’ equity	712,034	693,462
Long-term debt, less current maturities	714,310	515,793
Total capitalization	1,426,344	1,209,255
Current liabilities:
Current maturities of long-term debt	104,812	15,920
Short-term borrowings	75,100	275,100
Accounts payable	102,938	93,955
Regulatory balancing accounts	43,300	59,303
Accrued interest	13,111	6,122
Accrued expenses and other liabilities	42,629	40,559
Total current liabilities	381,890	490,959
Unamortized investment tax credits	1,724	1,724
Deferred income taxes	199,143	192,946
Pension and postretirement benefits other than pensions	235,501	252,141
Regulatory liabilities and Other	255,569	224,127
Advances for construction	186,897	182,502
Contributions in aid of construction	189,794	186,721

TOTAL CAPITALIZATION AND LIABILITIES	$2,876,862	$2,740,375

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30,	September 30,
For the Three Months ended:	2018	2017

Operating revenue	$218,983	$211,731
Operating expenses:
Operations:
Water production costs	78,818	75,261
Administrative and general	26,493	22,749
Other operations	21,943	21,208
Maintenance	6,768	6,057
Depreciation and amortization	21,009	19,231
Income taxes	11,262	18,219
Property and other taxes	7,142	6,544
Total operating expenses	173,435	169,269
Net operating income	45,548	42,462
Other income and expenses:
Non-regulated revenue	4,703	3,542
Non-regulated expenses	(4,897)	(2,576)
Other components of net periodic benefit cost	(1,975)	(2,137)
Allowance for equity funds used during construction	1,023	1,105
Income tax benefit on other income and expenses	305	30
Net other loss	(841)	(36)
Interest expense:
Interest expense	10,875	9,284
Allowance for borrowed funds used during construction	(560)	(707)
Net interest expense	10,315	8,577
Net income	$34,392	$33,849
Earnings per share
Basic	$0.72	$0.70
Diluted	$0.72	$0.70
Weighted average shares outstanding
Basic	48,070	48,017
Diluted	48,070	48,017
Dividends declared per share of common stock	$0.1875	$0.1800

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	September 30,	September 30,
For the Nine Months ended:	2018	2017

Operating revenue	$523,862	$504,899
Operating expenses:
Operations:
Water production costs	191,797	181,460
Administrative and general	77,195	66,908
Other operations	60,307	55,660
Maintenance	17,596	16,877
Depreciation and amortization	62,677	57,650
Income taxes	15,380	27,941
Property and other taxes	20,253	18,717
Total operating expenses	445,205	425,213
Net operating income	78,657	79,686
Other income and expenses:
Non-regulated revenue	13,967	10,743
Non-regulated expenses	(16,449)	(6,244)
Other components of net periodic benefit cost	(6,984)	(7,023)
Allowance for equity funds used during construction	2,644	2,763
Income tax benefit (expense) on other income and expenses	1,882	(1,105)
Net other loss	(4,940)	(866)
Interest expense:
Interest expense	30,207	27,073
Allowance for borrowed funds used during construction	(1,359)	(1,765)
Net interest expense	28,848	25,308
Net income	$44,869	$53,512
Earnings per share
Basic	$0.93	$1.11
Diluted	$0.93	$1.11
Weighted average shares outstanding
Basic	48,058	48,007
Diluted	48,058	48,007
Dividends declared per share of common stock	$0.5625	$0.5400